Exhibit 3.1

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HOLTEC NUCLEAR CORPORATION

(a Delaware corporation)

Holtec Nuclear Corporation, organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1. The name of the corporation is Holtec Nuclear Corporation.

2. The original certificate of incorporation of the corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 16, 2025, under the name “Holtec Nuclear Corporation.”

3. This Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, the “Certificate of Incorporation”), which restates, integrates and further amends the Original Certificate of Incorporation as heretofore in effect, has been adopted by the corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”) and has been adopted by the stockholders of the corporation by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.

4. The text of the Original Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is Holtec Nuclear Corporation (the “Corporation”).

ARTICLE II

AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended from time to time, the “DGCL”).

ARTICLE IV

STOCK

Section 4.1 Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is [ ] shares, divided into three classes as follows: (i) [ ] shares of Preferred Stock, par value $[ ] per share (“Preferred Stock”), (ii) [ ] shares of Class A Common Stock, par value $[ ] per share (“Class A Common Stock”), and (iii) [ ] shares of Class B Common Stock, par value $[ ] per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of the Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding and, solely with respect to the Class A Common Stock, the number of shares of Class A Common Stock reserved pursuant to Section 4.9 below) without a separate class vote of the holders of Class A Common Stock, Class B Common or Preferred Stock, respectively, irrespective of the provisions of Section 242(b)(2) of the DGCL; provided, however, that, for the avoidance of doubt, any issuance of additional shares of Class B Common Stock is subject to Section 4.8 below. For the avoidance of doubt, the Corporation does not intend by the foregoing language to opt out of the provisions of Section 242(d) of the DGCL, and Section 242(d) of the DGCL shall be applicable to the Corporation.

Immediately upon the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), automatically and without further action on the part of holders of capital stock of the Corporation, each share of the common stock, par value $0.01 per share, of the Corporation outstanding or held by the Corporation as treasury stock as of immediately prior to the Effective Time (collectively, the “Old Stock”) shall be reclassified as, and become, one validly issued, fully paid and non-assessable share of Class B Common Stock (the “Reclassification”). The Reclassification shall occur automatically as of the Effective Time without any further action by the Corporation or the holders of the shares affected thereby and whether or not any certificates representing such shares are surrendered to the Corporation. Upon the Effective Time, each certificate that as of immediately prior to the Effective Time represented shares of Old Stock shall be deemed to represent an equivalent number of shares of Class B Common Stock.

Section 4.2 Common Stock.

(a) Voting Rights. Except as otherwise expressly provided herein, including in Section 5.2 below with respect to election of the Founder Directors (as defined below) or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation. Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder, and, until the Sunset (as defined below) has become effective, each holder of Class B Common Stock, as such, shall be entitled to 10 votes for each share of Class B Common Stock held of record by such holder. From and after the Sunset has become effective, each holder of shares of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder. Notwithstanding the foregoing, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation, including any certificate of designations relating to any series of Preferred Stock (each hereinafter referred to as a “Preferred Stock Designation”), that relates solely to the terms of the Preferred Stock or one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(b) Class B Common Stock Transfer Restrictions. Unless approved by the Board of Directors or a duly authorized committee of the Board of Directors, no holder of Class B Common Stock may, directly or indirectly, offer, sell, gift, assign or Transfer (as defined below) any shares of Class B Common Stock other than to the Corporation or a Permitted Transferee, and, with respect to transfers to a Permitted Transferee, only if such holder also simultaneously transfers an equal number of such holder’s Class B Interests (as defined below) to such Permitted Transferee in compliance with the LLC Agreement. Any attempt by a holder of Class B Common Stock to Transfer all or any part of its shares of Class B Common Stock in violation of this Section 4.2(b) shall be null and void ab initio and shall not be effective to Transfer any such shares or any interest therein, unless determined otherwise by the Board of Directors or a duly authorized committee of the Board of Directors. If, notwithstanding the foregoing, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the owner (“Purported Owner”) of shares of Class B Common Stock in violation of this Section 4.2(b), then the Purported Owner shall not obtain any voting rights or other rights in and to such shares of Class B Common Stock, and such shares of Class B Common Stock shall automatically and without further action on the part of the Corporation or any Class B Interest Holder be transferred to the Corporation for no consideration and upon such transfer shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock of the Corporation.

(c) Definitions. For purposes of this Certificate of Incorporation, unless specifically indicated or defined in this Certificate of Incorporation otherwise:

(i) “Board of Directors” or “Board” means the board of directors of the Corporation.

(ii) “Disability” or “Disabled” means, with respect to the Individual Founder or the Individual Co-Founder, the permanent and total disability of such person such that the person is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death within 12 months or which has lasted or can be expected to last for a continuous period of not less than 12 months as determined by a licensed medical practitioner selected by the Individual Founder. If the Individual Founder is incapable of selecting a licensed physician on his or the Individual Co-Founder’s behalf, as applicable, then the Individual Co-Founder shall make the selection on behalf of the Individual Founder or her own behalf, as applicable, or, in the absence of the Individual Co-Founder or her inability to act, the Individual Founder’s daughter shall make the selection on behalf of the Individual Founder or the Individual Co-Founder, as applicable, or in her absence or inability to act, a natural person then acting as the successor trustee of a revocable living trust which was created by the Individual Founder and/or the Individual Co-Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by the Individual Founder or the Individual Co-Founder, as applicable, shall make the selection on behalf of the Individual Founder or the Individual Co-Founder, as applicable, or, in the absence of any such successor trustee, the legal guardian or conservator of the estate of the Individual Founder or the Individual Co-Founder, as applicable, shall make the selection on behalf of the Individual Founder or the Individual Co-Founder, as applicable. In the event of a dispute as to whether the natural person has suffered a Disability, no Disability of the natural person shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and nonappealable.

(iii) “Estate Planning Vehicle” means a bona fide trust or similar estate planning vehicle (A) where each trustee or fiduciary is (1) a Qualified Stockholder, (2) a Family Member of a Qualified Stockholder or (3) a professional in the business of providing trustee or fiduciary services, including private professional fiduciaries, trust companies and bank trust departments and (B) of which the beneficiaries are one or more of the Individual Founder, the Individual Co-Founder and/or the Individual Founder’s other Family Members.

(iv) “Entity” means any corporation, partnership, limited liability company or other legal entity.

(v) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(vi) “Family Member” means, with respect to any natural person, such person’s spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case, whether by blood relation or adoption); provided, however, that any such individual shall not be considered a Family Member of such natural person if such natural person has delivered written notice to the Company directing that such individual not be treated as a Family Member for purposes of this definition. If such natural person is Disabled or deceased, such written notice may be delivered on such natural person’s behalf by the trustee of such natural person’s primary revocable trust or the executor of such natural person’s estate.

(vii) “Founder Directors” means the Individual Founder and the Individual Co-Founder.

(viii) “Founders” means (A) the Individual Founder, (B) the Individual Co-Founder, (C) Holtec Holdings, Inc, a Delaware corporation, (D) Holtec International Holdco 1, LLC, a Delaware limited liability company, and (E) with respect to (C) and (D), any of its successors, subsidiaries or affiliated entities that hold Class B Interests as of the date hereof, and excluding, for the avoidance of doubt, the Corporation and any of its subsidiaries.

(ix) “Individual Co-Founder” means the Individual Founder’s spouse, Martha J. Singh.

(x) “Individual Founder” means Dr. Krishna P. Singh.

(xi) “LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holtec International LLC, dated as of       , 2026, as the same may be amended, modified, supplemented and/or restated from time to time.

(xii) “Permitted Entity” means (A) any Entity in which a Qualified Stockholder, one or more Family Members of such Qualified Stockholder or Permitted Trust, as the case may be, directly, or indirectly through one or more Permitted Transferees, has Voting Control with respect to all shares of Class B Common Stock held of record by such Entity and (B) any other general partnership, limited partnership, limited liability company, corporation or other entity exclusively owned by (1) any Qualified Stockholder, (2) one or more Family Members of such Qualified Stockholder or (3) any other Permitted Entity of such Qualified Stockholder or of one or more Family Members of such Qualified Stockholder.

(xiii) “Permitted Foundation” shall mean a trust or private non-operating foundation established by a Qualified Stockholder that is tax-exempt under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), so long as such Qualified Stockholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust or organization.

(xiv) “Permitted IRA” shall mean an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code (as amended from time to time), or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided, that in each case such Qualified Stockholder has dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

(xv) “Permitted Transfer” means any Transfer of one or more share(s) of Class B Common Stock (in each case, as applicable, so long as such holder also Transfers an equal number of such holder’s Class B Interests to such Permitted Transferee in accordance with the terms of the LLC Agreement):

(A) by any Founder, any Permitted Entities of a Founder and/or any Permitted Transferees of a Founder as a result of or in connection with any Founder’s death or Disability, either to (1) any Founder’s Family Members or any other Qualified Stockholder, or (2) an Estate Planning Vehicle;

(B) by a Qualified Stockholder that is a natural person, to (1) one or more Family Members of such Qualified Stockholder or to the trustee of a Permitted Trust of such Qualified Stockholder or (2) a Family Member of such Qualified Stockholder or (3) an Estate Planning Vehicle of such Qualified Stockholder;

(C) by the trustee of a Permitted Trust of a Qualified Stockholder, to (1) such Qualified Stockholder, (2) a Family Member of such Qualified Stockholder or (3) the trustee of any other Permitted Trust of such Qualified Stockholder or of a Family Member of such Qualified Stockholder or of any Permitted Entity of such Qualified Stockholder or of a Family Member of such Qualified Stockholder;

(D) by a Qualified Stockholder to (1) any Permitted Entity of such Qualified Stockholder, (2) any Permitted Foundation of such Qualified Stockholder or (3) any Permitted IRA of such Qualified Stockholder;

(E) by a Permitted Entity, Permitted Foundation or Permitted IRA of a Qualified Stockholder to (1) such Qualified Stockholder or one or more Family Members of such Qualified Stockholder or (2) any other Permitted Entity, Permitted Trust, Permitted Foundation or Permitted IRA of such Qualified Stockholder; or

(F) by any combination of the foregoing that constitutes a Permitted Transfer (as determined by the Board) or to any other person or entity with the prior written approval of the Board (with participation of one or more of the Founder Directors in accordance with Section 5.3, so long as either the Individual Founder, the Individual Co-Founder or one or more of their Family Members (directly, or indirectly through one or more Permitted Transferees) retains Voting Control with respect to such shares of Class B Common Stock following such Transfer to any person or entity).

(xvi) “Permitted Transferee” means a transferee of shares of Class B Common Stock (and/or rights or interests therein and/or Class B Interests, as applicable) received in a Permitted Transfer.

(xvii) “Permitted Trust” means a bona fide trust for the benefit of a Qualified Stockholder or one or more Family Members of the Qualified Stockholder or a Qualified Charity, in each case so long as the Qualified Stockholder or Family Member of the Qualified Stockholders has Voting Control with respect to all shares of Class B Common Stock held of record by such trust.

(xviii) “Qualified Charity” shall mean a charitable organization, foundation or similar organization.

(xix) “Qualified Stockholder” means one or more of the following: (A) any record holder of a share of Class B Common Stock immediately following the date hereof; (B) the Founders; and (C) any other Permitted Transferee (every holder, person and entity referenced in clauses (A)–(C), collectively, the “Qualified Stockholders”).

(xx) “Stock Exchange” means, at any time, the registered national securities exchange on which the Corporation’s equity securities are then principally listed or traded.

(xxi) “Sunset” means 5:00 p.m. E.T. on the first Trading Day on or after the date when the Qualified Stockholders collectively cease to maintain beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of at least 20% of the aggregate number of shares of Class B Common Stock of the Corporation beneficially owned by the Qualified Stockholders in the aggregate immediately following the completion of the Corporation’s initial public offering (as adjusted for stock splits, combinations, reclassifications and similar transactions).

(xxii) “Trading Day” means any day on which the Stock Exchange is open for trading.

(xxiii) “Transfer” (and, with a correlative meaning, “Transferring”) of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or the entire legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation, conversion or otherwise), or the transfer of, or entering into a binding agreement with respect to the transfer of, Voting Control (as defined below) over such share by power of attorney, proxy or otherwise; provided, however, that the following shall not be considered a Transfer:

(A) the granting or expiration of a proxy to one or more officers or directors of the Corporation with respect to the voting of any of the shares of Class B Common Stock in connection with actions to be taken at an annual or special meeting of stockholders, or any other action of the stockholders permitted by this Certificate of Incorporation;

(B) the entering into of a voting trust, agreement or arrangement (with or without granting a proxy) solely with Qualified Stockholders, which voting trust, agreement or arrangement (1) is disclosed either in a filing with the Securities and Exchange Commission or in writing to the Secretary of the Corporation, (2) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and/or (3) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than (if applicable) the mutual promise to vote shares in a designated manner;

(C) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;

(D) the spouse of any holder of Class B Common Stock possessing or obtaining an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” that is not a “Permitted Transfer”;

(E) the entering into of a trading plan pursuant to Rule 10b5-1 under the Exchange Act, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;

(F) the entering into of a voting trust, agreement, arrangement or understanding (with or without granting a proxy) pursuant to a written agreement to which the Corporation is a party or which has been approved by the Board of Directors so long as the Qualified Stockholder retains Voting Control;

(G) the entering into of any escrow arrangement by the Individual Founder or any Permitted Transferee so long as the Individual Founder or any Permitted Transferee, as applicable, continues to exercise Voting Control over the shares that are subject to such escrow agreement; provided, however, that the transfer or disposition of shares of Class B Common Stock or other similar action pursuant to the terms of such escrow arrangement shall constitute a “Transfer”;

(H) the grant by the Individual Founder or the Individual Co-Founder of a proxy to any person with respect to Voting Control over any shares of the Corporation over which the Individual Founder or the Individual Co-Founder has or shares Voting Control (including, without limitation, pursuant to any proxy or voting agreements then in place) to be in effect for a total period of no longer than 12 months from either (1) the death of the Individual Founder or the Individual Co-Founder or (2) the Disability of the Individual Founder or the Individual Co-Founder, including, in each case, the exercise of such proxy by such person; provided, however, that if such person is a Permitted Transferee, then the grant of the proxy shall not constitute a Transfer regardless of the amount of time that the proxy is in effect; and

(I) the entering into of a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a merger or consolidation of the Corporation, or a sale of all or substantially all of the Corporation’s assets approved by the affirmative vote of a majority of the total number of directors then in office (which majority must include the affirmative vote of one or more Founder Directors, if then serving) in advance of the entry into such agreement or understanding.

(xxiv) “Trigger Date” means the first date on which Qualified Stockholders, collectively, cease to beneficially own (directly or indirectly), in the aggregate, shares representing at least 40% of the aggregate voting power of the Corporation’s then-outstanding capital stock entitled to vote generally in director elections (as adjusted for stock splits, combinations, reclassifications and similar transactions), with such beneficial ownership to be determined in accordance with Rule 13d-3 promulgated under the Exchange Act.

(xxv) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct (directly, or indirectly through one or more Permitted Transferees) the voting of such share, including by proxy, voting agreement or otherwise.

(d) Dividends. Subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive any dividends to the extent permitted by law when, as and if declared by the Board of Directors. Except as otherwise provided under this Certificate of Incorporation, dividends shall not be declared or paid in respect of any shares of Class B Common Stock.

(e) Liquidation. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights of the holders of any outstanding series of Preferred Stock, the holders of shares of Class A Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them. Holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation available for distribution upon the dissolution, liquidation or winding up of the Corporation.

Section 4.3 Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. Subject to limitations prescribed by law and the provisions of this Article IV (including any Preferred Stock Designation), the Board of Directors is hereby authorized to provide by resolution and by causing the filing of a Preferred Stock Designation for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and relative, participating, optional or other rights (including voting rights), if any, and the qualifications, limitations or restrictions, if any, of the shares of each such series.

Section 4.4 Exchange.

(a) Holtec International LLC, a Delaware limited liability company (“Holtec International”), has issued units designated as “Class A Interests” (each, a “Class A Interest”) and “Class B Interests” (each, a “Class B Interest”) pursuant to the terms and subject to the conditions of the LLC Agreement. Each holder of Class B Interests (including, for the avoidance of doubt, any permitted transferee of a Class B Interest as defined by and in accordance with the terms of the LLC Agreement) is referred to herein as a “Class B Interest Holder.”

(b) Pursuant to and subject to the terms of the LLC Agreement, each Class B Interest Holder has the right to surrender a Class B Interest to Holtec International, together with the surrender of one share of Class B Common Stock held by such Class B Interest Holder to the Corporation, in exchange for the issuance of one fully paid and nonassessable share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions set forth herein, including Section 4.5 below, and in the LLC Agreement.

Section 4.5 No Redemption; Cancellation. The Common Stock is not redeemable. For each Class B Interest exchanged by a Class B Interest Holder for a share of Class A Common Stock (or, at the Corporation’s election in its sole discretion, payment of the cash equivalent in respect thereof) on and subject to the terms and conditions contemplated by the LLC Agreement, one share of Class B Common Stock held by such Class B Interest Holder shall automatically and without further action on the part of the Corporation or any Class B Interest Holder be transferred to the Corporation for no consideration and upon such transfer shall automatically be retired and restored to the status of authorized but unissued shares of Class B Common Stock of the Corporation.

Section 4.6 No Preemptive, Subscription or Conversion Rights. No holder of shares of Common Stock, solely by virtue of such holder’s status as such, shall be entitled to preemptive, subscription or conversion rights.

Section 4.7 Retirement of Class B Common Stock. If any outstanding share of Class B Common Stock shall cease to be held by a Class B Interest Holder holding an equal number of Class B Interests, then such number of shares of Class B Common Stock for which the Class B Interest Holder does not hold an equal number of Class B Interests shall automatically and without further action on the part of the Corporation or any Class B Interest Holder be transferred to the Corporation for no consideration and upon such transfer shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock of the Corporation.

Section 4.8 Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except (a) to one or more new or existing members of Holtec International to whom Class B Interests are also issued to maintain a one-to-one ratio between the number of Class B Interests and the number of shares of Class B Common Stock held by such member of Holtec International, (b) to a Class B Interest Holder in a number necessary to maintain a one-to-one ratio between the number of Class B Interests and the number of shares of Class B Common Stock held by such Class B Interest Holder or (c) for the issuance of shares of Class B Common Stock in connection with a stock subdivision, combination, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

Section 4.9 Reservation of Class A Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the exchange of Class B Interests for an equal number of shares of Class A Common Stock, such number of shares of Class A Common Stock as will from time to time be sufficient to effect the exchange of all outstanding Class B Interests for shares of Class A Common Stock.

Section 4.10 Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, whether by merger, consolidation, conversion or otherwise, amend, alter, repeal or waive Sections 4.4 through 4.11 of this Article IV (or adopt any provision inconsistent therewith), without first obtaining the approval of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by the DGCL, this Certificate of Incorporation or the Bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”).

Section 4.11 Reclassifications, Mergers and Other Transactions.

(a) If the Corporation in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class shall, concurrently therewith, be subdivided, combined or reclassified in the same proportion and manner such that the same proportionate equity ownership between the holders of outstanding Class A Common Stock and Class B Common Stock on the record date for such subdivision, combination or reclassification is preserved, unless different treatment of the shares of each such class is approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes. In the event of any such subdivision, combination or reclassification, the Corporation shall, concurrently therewith, cause Holtec International to make corresponding changes to the Class A Interests and Class B Interests to give effect to such subdivision, combination or reclassification.

(b) The Corporation shall not consolidate, merge, combine, convert or consummate any other transaction in which shares of Class A Common Stock are exchanged for or converted into other stock or securities, or the right to receive cash and/or any other property, unless in connection with any such consolidation, merger, combination, conversion or other transaction each share of Class B Common Stock, together with one Class B Interest, shall be entitled to be exchanged for or converted into the same kind and amount of stock or securities, cash and/or any other property, as the case may be, that the holder would have been entitled to receive had such share of Class B Common Stock, together with one Class B Interest, been exchanged into Class A Common Stock pursuant to the LLC Agreement immediately before such consolidation, merger, combination, conversion or other transaction (assuming for purposes of this determination that the holder was entitled to make such exchange); provided, that each share of Class B Common Stock, together with one Class B Interest, may receive different consideration in the kind and amount of stock or securities solely in order to maintain the relative voting power of each share of Class B Common Stock relative to each share of Class A Common Stock as determined by the Board of Directors in good faith; and provided, further, that the foregoing provisions of this Section 4.11(b) shall not apply to any action or transaction (including any consolidation, merger, conversion or combination) approved by (i) the holders of a majority of the outstanding Class A Common Stock and (ii) the holders of a majority of the outstanding Class B Common Stock, each of (i) and (ii) voting as separate classes.

ARTICLE V

BOARD OF DIRECTORS

Section 5.1 Number. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) and subject to the rights of holders of Class B Common Stock (“Class B Holders”) as provided in this Certificate of Incorporation, and further subject to the next sentence, the Board of Directors shall consist of such number of directors as shall be determined from time to time by the Board of Directors; provided, that any such resolution that would result in the Board consisting of fewer than three or more than 11 directors shall require the affirmative vote of at least 66 2/3% of the Whole Board. Notwithstanding the foregoing, the total number of directors constituting the Whole Board shall not be less than the number of Founder Directors then entitled to serve on the Board of Directors. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors (from time to time) whether or not there exist any vacancies in previously authorized directorships.

Section 5.2 Board Leadership; Classification; Vacancies and Newly Created Directorships; Removal.

(a) Subject to the provisions of this Section 5.2, the Individual Founder shall serve as Chairman of the Board (“Chairman”) for as long as he is serving as a director, and the Individual Co-Founder shall serve as Vice Chairman of the Board (“Vice Chairman”) for as long as she is serving as a director. Immediately upon the death of the Individual Founder or a determination that the Individual Founder is Disabled, (i) the Vice Chairman shall automatically become Chairman of the Board and the Vice Chairman role shall be automatically eliminated without any action on part of the Board; and (ii) the director who was the Vice Chairman and becomes the Chairman shall be the only director entitled to vote for the appointment of an interim Chief Executive Officer to serve until the Board of Directors appoints a successor Chief Executive Officer and the other directors shall have no voting power on such matter. For the avoidance of doubt, the Board of Directors, including the Vice Chairman who becomes the Chairman shall vote on the appointment of a permanent Chief Executive Officer as soon as practicable following the Individual Founder ceasing to be the Chief Executive Officer. In the event the Individual Founder resigns his position as the Chief Executive Officer of the Corporation and/or Chairman position but continues serving as a director (and has not been determined to be Disabled), the Individual Founder shall be the only director entitled to vote on the appointment of an interim Chief Executive Officer or successor permanent Chief Executive Officer and the other directors shall have no voting power on such matter.

(b) Except as otherwise expressly provided herein, including with respect to election of the Founder Directors or as required by the DGCL, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on all matters submitted to a vote of the stockholders of the Corporation; provided, however, that until the death or Disability, as applicable, of both Founder Directors or, if earlier, their resignation or removal from the Board and so long as there are any shares of Class B Common Stock outstanding, the holders of Class B Common Stock, voting separately as a class, shall be entitled to elect the Founder Directors, and the holders of Class A Common Stock shall not be entitled to vote on the election of the Founder Directors; provided, further, that (i) upon the Disability of a Founder Director, such Founder Director shall cease to be qualified as a director, the term of such Founder Director shall cease, and such Founder Director shall cease to be a director; (ii) following the death or Disability of a Founder Director or his or her removal or resignation from a Board seat, the size of the Board of Directors shall automatically be reduced by one seat; and (iii) upon the death or Disability, as applicable, of both Founder Directors or their removal or resignations from the Board seats, the holders of Class B Common Stock shall no longer be entitled to elect the Founder Directors (and there shall no longer be any seats reserved on the Board for the Founder Directors) and the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as one class on the election of all directors; and provided, further, and for the avoidance of doubt, that the Chairman and the Vice Chairman may voluntarily resign from these Board leadership positions but remain on the board with full rights of the Founder Directors (and elected by the holders of the Class B Common Stock) under the terms of this Certificate of Incorporation.

(c) Except as may be otherwise provided with respect to directors elected by the separate vote of the holders of one or more series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation) (the “Preferred Stock Directors”), prior to the Classification Date (as defined below), each director of the Corporation, including the Founder Directors, shall hold office for a one-year term and until the election and qualification of his or her respective successor in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. From and after the conclusion of the first meeting of the Board of Directors (or as of the effective time of the first action by unanimous written consent of the Board of Directors) following the Trigger Date, the Board of Directors (other than the Preferred Stock Directors) shall be divided into three classes, designated Class I, Class II and Class III; provided, however, that if the Trigger Date occurs after the Corporation’s definitive proxy statement for that year’s annual meeting has been filed with the Securities and Exchange Commission, the division of the Board of Directors into three classes shall not occur until immediately following the conclusion of such annual meeting (the time of the classification of the Board of Directors referred to in this sentence and the proviso, the “Classification Date”). The Board of Directors shall have the exclusive power to fix the number of directors in each class and assign members of the Board of Directors other than the Founder Directors in office prior to the Classification Date to Class I, Class II or Class III; and the Founder Directors shall be the only directors entitled to vote on the assignment of the Founder Directors to Class I, Class II or Class III and the other directors shall have no vote on such matter. Class I directors shall initially serve until the first annual meeting of stockholders following the Classification Date; Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Date; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Date. Commencing with the first annual meeting of stockholders following the Classification Date, directors of each class, the term of which shall then expire, shall be elected to hold office for a three-year term expiring at the annual meeting of stockholders held in the third year following the year of their election and until the election and qualification of their respective successors in office or until any such director’s earlier death, resignation, removal, retirement or disqualification. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be fixed solely by the Board of Directors, subject to the rights of the Founder Directors related to the class assignment of the Founder Directors.

(d) Subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, prior to the Trigger Date, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled (i) by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director or (ii) by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class. From and after the Trigger Date, subject to the rights of the holders of any outstanding series of Preferred Stock, and unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification; provided, however, that during such time as the Board of Directors is classified, any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified or until any such director’s earlier death, resignation, removal, retirement or disqualification. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(e) At any time prior to the Classification Date, (i) any director (other than any Preferred Stock Director or, as set forth in clause (ii), a Founder Director) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote on the election of directors, voting together as a single class and (ii) any Founder Director may be removed from office at any time, without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B Common Stock. From and following the Classification Date, (i) any director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote on the election of directors, voting together as a single class; and (ii) any Founder Director may be removed from office at any time, without cause, by the affirmative vote of the holders of at least a majority of the outstanding shares of the Class B Common Stock. Notwithstanding the foregoing and for the avoidance of doubt, any Preferred Director may be removed as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation).

(f) During any period when the holders of one or more series of Preferred Stock have the separate right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), and upon commencement and for the duration of the period during which such right continues: (i) the then-otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.

Section 5.3 Quorum. At all meetings of the Board of Directors, a majority of the Whole Board (which majority must include at least one of the Founder Directors, if then serving) shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Notwithstanding anything herein to the contrary, upon the death and/or Disability of both of the Founder Directors, the requirement that one or more Founder Directors must be present for a quorum to be constituted in accordance with this Section 5.3 shall no longer apply.

Section 5.4 Special Meetings of the Board. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairman of the Board, the Vice Chairman of the Board, if any, the Corporate Secretary or the majority of the Board (which majority must include one or more Founder Directors, if then serving).

Section 5.5 Powers. Except as otherwise required by the DGCL or as provided in this Certificate of Incorporation (including any Preferred Stock Designation), the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.6 Election; Notice of Annual Meeting of Stockholders.

(a) Written Ballot Not Required. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(b) Notice. Advance notice of nominations for the election of directors, and of business other than nominations, to be proposed by stockholders for consideration at a meeting of stockholders of the Corporation shall be given in the manner and to the extent provided in or contemplated by the Bylaws. Notwithstanding the foregoing, Class B Holders shall not be subject to advance notice requirements with respect to nominations for the election of directors and/or other proposals of business.

ARTICLE VI

STOCKHOLDER ACTION

Prior to the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote by stockholder consent in accordance with the DGCL. From and after the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at an annual or special meeting of stockholders duly called and may not be taken by consent of the stockholders in lieu of such a meeting. Notwithstanding the foregoing provisions of this Article VI, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, or any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be taken without a meeting, without prior notice and without a vote by stockholder consent in accordance with the DGCL.

ARTICLE VII

SPECIAL MEETINGS OF STOCKHOLDERS

Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the provisions of Article IV hereof (including any Preferred Stock Designation), a special meeting of the stockholders of the Corporation may be called at any time by the Board of Directors, the Chairman of the Board of Directors, by the Vice Chairman of the Board of Directors, if any, or by the Chief Executive Officer of the Corporation and shall be called by the Chairman of the Board of Directors or by the Secretary of the Corporation at the request of a majority of the Class B Holders and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such meeting.

ARTICLE VIII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

Section 8.1 Opt Out. The Corporation hereby expressly elects that it shall not be governed by, or otherwise subject to, Section 203 of the DGCL.

Section 8.2 Applicable Restrictions on Business Combinations. Notwithstanding provisions of Section 8.1, the Corporation shall not engage in any business combination (as defined below), at any point in time at which the Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(a) prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

(b) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(c) at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Section 8.3 Certain Definitions. For purposes of this Article VIII, references to:

(a) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(b) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial ownership or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(c) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (A) with the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and, as a result of such merger or consolidation, this Article VIII is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (E) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (D) through (E) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(d) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term “interested stockholder” shall not include (A) any Qualified Stockholder, or any Qualified Stockholder Direct Transferee or Qualified Stockholder Indirect Transferee, (B) a stockholder that becomes an interested stockholder inadvertently and as soon as practicable divests itself of ownership of sufficient shares so that such stockholder ceases to be an interested stockholder or (C) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, however, that such person specified in this clause (C) shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise. For the avoidance of doubt, for purposes of this Article VIII, the Board of Directors, in its sole discretion, shall determine whether a stockholder became an interested stockholder inadvertently.

(e) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i) beneficially owns such stock, directly or indirectly; or

(ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (B) of subsection (ii) above) or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(f) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(g) “Qualified Stockholder Direct Transferee” means any person that acquires (other than in a registered public offering), directly from one or more of the Qualified Stockholders, beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(h) “Qualified Stockholder Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Qualified Stockholder Direct Transferee or any other Qualified Stockholder Indirect Transferee beneficial ownership of 15% or more of the then-outstanding voting stock of the Corporation.

(i) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(j) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article VIII to a percentage or proportion of voting stock shall refer to such percentage or other proportion of the votes of such voting stock.

ARTICLE IX

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE X

FORUM SELECTION

Section 10.1 Forum Selection. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, (a) the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as the same may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action, suit or proceeding asserting a claim against the Corporation governed by the internal affairs doctrine; and (b) the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act of 1933, as amended.

Section 10.2 Notice and Consent. Any person or entity purchasing or otherwise acquiring or holding any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article X.

ARTICLE XI

AMENDMENT

Section 11.1 Amendment of the Certificate of Incorporation. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) in its present form or as hereafter amended are granted subject to this reservation. Notwithstanding the foregoing, from and after the Trigger Date, except as otherwise provided in this Certificate of Incorporation (including any provision of a Preferred Stock Designation that provides for a greater or lesser vote) and in addition to any other vote required by law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal, or adopt any provision inconsistent with, Section 4.2 of Article IV, Article V, Article VI, Article VII, Article VIII, Article X, Article XI, Article XII and Article XIII of this Certificate of Incorporation; provided, that, notwithstanding the foregoing, the provisions of Section 242(d)(1) and (d)(2) shall apply to the Corporation, including amendments to the Certificate of Incorporation made before the Trigger Date and from and after the Trigger Date. Notwithstanding the foregoing, for so long as any shares of Class B Common Stock remain outstanding, the Corporation shall not, without the prior affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common Stock, voting as a separate class, directly or indirectly, amend, alter, change, repeal or adopt any provision inconsistent with Section 4.2 of Article IV, Section 5.2(a), Section 5.2(b), Section 5.2(e) or Section 5.3 of Article V or this sentence of Section 11.1 of this Article XI.

Section 11.2 Amendment of the Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws. Except as otherwise provided in this Certificate of Incorporation (including the terms of any Preferred Stock Designation that require an additional vote), and in addition to any requirements of applicable law, (a) prior to the Trigger Date, the affirmative vote of the holders of at least a majority of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws, and (b) from and after the Trigger Date, the affirmative vote of the holders of at least 66 2/3% of the voting power of the stock outstanding and entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws.

ARTICLE XII

LIABILITY OF DIRECTORS AND OFFICERS

Section 12.1 No Personal Liability. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable.

Section 12.2 Amendment or Repeal. Any amendment, alteration or repeal of this Article XI that adversely affects any right of a director or officer shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer of the Corporation, as applicable, in addition to the circumstances in which a director or officer is not personally liable as set forth in this Article XI, shall not be liable to the fullest extent permitted by the DGCL, as so amended.

ARTICLE XIII

COMPETITION AND CORPORATE OPPORTUNITIES

Section 13.1 General. To the fullest extent permitted by the laws of the State of Delaware and in accordance with Section 122(17) of the DGCL (or any successor provision thereto), the Corporation hereby renounces all interest and expectancy that it otherwise would be entitled to have in, and all rights to be offered an opportunity to participate in, any business opportunity that is presented to or acquired, created, or developed by, or otherwise comes into the possession of the Founder Directors, including the Individual Founder and the Individual Co-Founder in their capacities as officers or directors of the Corporation, or any other directors of the Corporation and any of their respective Affiliates, including but not limited to, with respect to the Founder Directors, Holtec International LLC, Holtec Holdings, Inc., their successors or their general partners, Affiliates, subsidiaries and managed entities (all such Persons being referred to collectively herein as, “Covered Persons” and, individually, as a “Covered Person”).

Section 13.2 Opportunities Not Deemed Corporate Opportunities. To the fullest extent permitted by the laws of the State of Delaware, no potential transaction or business opportunity may be deemed to be a corporate opportunity of the Corporation or its subsidiaries unless (i) the Corporation or its subsidiaries would be permitted to undertake such transaction or opportunity in accordance with this Certificate of Incorporation, (ii) the Corporation or its subsidiaries at such time have sufficient financial resources to undertake such transaction or opportunity, (iii) the Corporation or its subsidiaries have an interest or expectancy in such transaction or opportunity and (iv) such transaction or opportunity would be in the same or similar line of business in which the Corporation or its subsidiaries are then engaged or a line of business that is reasonably related to, or a reasonable extension of, such line of business.

Section 13.3 Definitions. For purposes of this Article XIII, (a) “Affiliate” for purposes of this section means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with, another Person; and (b) “Person” for purposes of this section means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, governmental entity or other entity of any kind or nature.

Section 13.4 Notice and Consent. To the fullest extent permitted by law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of Article XII and this Article XIII. Neither the alteration, amendment, addition to or repeal of Article XII or this Article XIII, nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with Article XII or this Article XIII, shall eliminate or reduce the effect of this Article XII or this Article XIII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII or this Article XIII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption.

ARTICLE XIV

DERIVATIVE ACTIONS

Section 14.1 Litigation Demand Committee. There is hereby established a committee of the Board designated as the “Litigation Demand Committee,” which shall have, and is hereby vested with, the sole and exclusive power and authority of the Board, to the fullest extent permitted by law, to investigate, review, consider and evaluate, and take and cause to be implemented all actions and make all such decisions and determinations with respect to, any demands to investigate or take any action with respect to any allegation or claim of any breach of fiduciary duty owed by any current or former director, officer, stockholder or other fiduciary of the Corporation or any affiliate thereof, as well as any other allegation or claim that may give rise to a derivative claim that may be brought by or on behalf of the Corporation or any affiliate thereof, including, without limitation, with respect to whether to initiate or decline to initiate any action, suit or proceeding, or to pursue, continue, move to dismiss, settle, compromise, resolve or take other action with respect to, any such demand or threatened or pending derivative action. Without limiting the foregoing power and authority so vested in the Litigation Demand Committee, the Litigation Demand Committee is authorized and empowered to exercise the full power and authority of the Board in connection with the exercise of the foregoing power and authority so vested in the Litigation Demand Committee, including, without limitation, the power and authority to engage such experts, counsel and advisors, including legal counsel and/or other advisors, as the Litigation Demand Committee may determine to be necessary, advisable, appropriate or desirable to assist in the discharge of its authority.

Section 14.2 Composition; Subcommittees. The Litigation Demand Committee shall be composed of the directors in office at any time and from time to time then appointed to the Litigation Demand Committee by the Board; provided, that a director shall only be qualified to serve on the Litigation Demand Committee if, prior to the director’s appointment to the Litigation Demand Committee, the Board has determined that such director satisfies the relevant criteria for determining director independence under any rules promulgated by any national securities exchange on which the Class A Common Stock is listed for trading. The Litigation Demand Committee may in its discretion (and, solely to the extent the Litigation Demand Committee deems warranted by the facts and circumstances in respect of any demand or threatened or pending derivative action for which a demand has been made to, or that is otherwise before, the Litigation Demand Committee, the Litigation Demand Committee shall) establish a subcommittee of the Litigation Demand Committee, which subcommittee shall have any or all of the powers and authority of the Litigation Demand Committee.

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This Amended and Restated Certificate of Incorporation shall become effective at [time] [[a.m.]/[p.m.]] [Eastern Time] on [Month][Day], 2026.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this _____ day of _____, 2026.

Holtec Nuclear Corporation

By:

Name:

Title:

SIGNATURE PAGE TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION